Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2018, relating to the financial statements and financial statement schedules of CBL & Associates Properties Inc. and subsidiaries, and the effectiveness of CBL & Associates Properties Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
July 2, 2018